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                                                                   EXHIBIT 10-14


                           TERRITORY RIGHTS AGREEMENT

AGREEMENT, dated May 6, 1997, by and between GRAND HAVANA ENTERPRISES, INC., a corporation, hereinafter referred to as "Grand Havana Room", and, GRAND HAVANA ROOM (ASIA) HOLDINGS, a Hong Kong corporation, hereinafter referred to as "Territory Rights Holder".


WITNESSETH:

Recitals of Facts:

        (a) Grand Havana Room owns and controls "The Grand Havana Room" a private for members only, cigar smoking club catering to upscale members, featuring food and beverage service, sale of cigars and smoking accessories, humidors, fine wines and other alcoholic beverages, (hereinafter referred to as "the facility" or "facilities.")

        (b) Grand Havana Room has developed techniques for attracting members, and for the promotion, sale and merchandising of its products, services and related items which are being offered and may be offered through locations operating under the name of Grand Havana Room, or the Grand Havana House of Cigars.

        (c) Grand Havana Room has designed, developed, engineered and adopted a standard, unique and uniform plan and style for the construction and operation of such Grand Havana Room. This includes, among other things, and without limitation, engineering for highest efficiency of operation of said facilities, signs, interior and exterior design and decor, uniforms, and procedures and training of personnel and management.

        (d) Grand Havana Room now owns and operates "Grand Havana Room" in Beverly Hills, Washington D.C and New York and intends to own, operate and license other such facilities in the United States and other parts of the world.

        (e) Territory Rights Holder desires to obtain exclusive territory rights to operate "Grand Havana Room" within the territory hereinafter described and Grand Havana Room is willing to grant such rights to Territory Rights Holder upon the terms and conditions hereinafter set forth.

        IN CONSIDERATION OF THE MUTUAL PROMISES and other consideration as described herein, the parties do hereby agree as follows:

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                                 GRANT OF RIGHTS

1. TERRITORY. Grand Havana Room hereby grants to Territory Rights Holder, and Territory Rights Holder hereby accepts from Grand Havana Room upon the terms and conditions hereinafter set forth, an exclusive territory and exclusive rights for the operation of Grand Havana Room within the following territory area (hereinafter referred to as the "Territory") described as follows:

Hong Kong, Taiwan, China, Singapore, Malaysia, Thailand, Japan, Philippines and Korea.

        It is agreed that this Territory Rights Agreement and the rights granted hereunder pertain only to the establishment and operation of Grand Havana Room. Territory Rights Holder shall also have the exclusive right to sell Grand Havana Room's products at retail outlets in the Territory. Grand Havana Room shall not have the right to enter any territory of the Territory Rights Holder for any of Grand Havana Room's operations, including the Grand Havana House of Cigars without concluding an exclusive arrangement with Territory Rights Holder. If no such arrangement is concluded for any reason whatsoever, Grand Havana Room shall be barred from that Territory.

2. TERM. The term of this Agreement shall be for Seventy-Five Years (75) unless sooner terminated under the provisions of this Agreement.

3. RIGHTS GRANTED. The rights hereby granted constitute all rights necessary in the Territory to operate Grand Havana Room. Territory Rights Holder alone has the right to operate a Grand Havana Room and to use Grand Havana Room's trade name, good will and trade secrets in the operation of Grand Havana Room solely within the Territory, and in compliance with the terms hereof in all material respects.

        The parties acknowledge that the laws, government policies and business practices vary widely among the various jurisdictions included in the Territory. From time to time, Territory Rights Holder may find it to be necessary or prudent to enter into joint ventures, partnerships or sublicenses to own and operate Grand Havana Rooms within certain parts of the Territory. In any such case the Territory Rights Holder shall have the right to operate in such jurisdiction or jurisdictions by means of a joint venture, partnership or sublicensing arrangement. Such sublicensee or joint venturer or partner shall be obligated to fulfill all the applicable terms and conditions of this Agreement and in particular shall be obligated to make payments under section 4.2 and 4.3 such that the total amount of payments made by the Territory Rights Holder, and all such joint venturers, partners or sublicensees is not less than the amount that would be payable if Territory Rights Holder had operated all such Grand Havana Room establishments in the Territory. No additional payments will be payable under Section 4.1 with respect to any such arrangement.

        It is expressly agreed that the ownership of all right, title and interest in and to said trade name, good will and trade secrets is and shall remain vested solely in Grand Havana

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Room.
        Grand Havana Room warrants and represents to the Territory Rights Holder that Grand Havana Room has not granted or authorized any other person or entity to use the name Grand Havana Room in any of the Territories. Grand Havana Room further warrants and represents that it is the sole owner of the name Grand Havana Room and has the full and exclusive protection of the name and trademark in the United States of America. The Grand Havana Room has filed for protection and use of the name Grand Havana Room in all the countries comprising the territories.

                   FEES TO BE PAID BY TERRITORY RIGHTS HOLDER

4.1 FEES. Territory Rights Holder agrees to pay to Grand Havana Room for the exclusive right to use the name Grand Havana Room in the Territory, an aggregate, non refundable, territorial fee of $600,000, payable one-half (1/2) upon the execution and delivery of this Agreement and one-half (1/2) upon the earlier to occur of (a) the opening of the first Grand Havana Room in Hong Kong, or (b) April 28, 1998.

4.2 RIGHTS FEES. For the exclusive rights to use the name Grand Havana Room and for the other exclusive benefits and services to be provided by Grand Havana Room hereunder, Territory Rights Holder agrees to pay Grand Havana Room during the term of the agreement and in addition to the payments referred to in 4.1 and 4.3, a fee with respect to the first Grand Havana Room to be opened by it of Twenty-Five Percent (25%) of all the one time membership sign up fees charged, received and collected from the sale of memberships to the Grand Havana Room in Hong Kong. Such amount shall be by bank wire transfer or by cashier's check sent no later than seven days after the end of each and every calendar month in which such membership fee is received. With respect to the second and each and every Grand Havana Room opened by the Territory Rights Holder in the exclusive territory, the Territory Rights Holder shall pay to Grand Havana Room, the sum of 15% (fifteen percent) of all one time membership sign up fees. Payments in each case shall be by bank wire transfer or by cashier's check sent no later than seven days after the end of each and every calendar month in which the membership fee is received. Members fees from monthly dues are dealt within section 4.3 hereunder.

4.3 MONTHLY FEE. For the exclusive rights to use the name Grand Havana Room and for the other exclusive benefits and services to be provided by Grand Havana Room hereunder, Territory Rights Holder agrees to pay Grand Havana Room, in addition to the payments referred to in 4.1, 4.2, a sum of 6% of the gross revenues from any and all sources arising out of or received by the Territory Rights Holder from the operation of The Grand Havana Room in the Territories. Beginning seven days following the end of the first quarter during which the first, and any subsequent Grand Havana Rooms are opened in the Territory, and seven days after the end of each and every month thereafter during the term of this Agreement, and any extension hereof, Territory Rights Holder shall pay said fee based upon gross revenues for the previous quarter. Payments are to be wire transferred to the address hereinafter designated and a fax shall be sent to the fax number herein after

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specified accompanied by a "Monthly Report" on a form specified by Grand Havana
Room. The report will summarize sales information for the preceding quarter for all Grand Havana Rooms in the Territory.

                        DUTIES OF TERRITORY RIGHTS HOLDER

5.1 COMPLIANCE WITH LAWS, RULES, POLICIES AND PROCEDURES. Territory Rights Holder agrees to operate all Grand Havana Rooms in compliance in all material respects with (i) all applicable laws, rules and regulations of duly constituted governmental authorities, and (ii) subject to the last two sentences of Section 5.1, the standard operating policies and procedures established by Grand Havana Room as now in effect. In the event of any subsequent changes to such operating policies and procedures, the parties will jointly determine whether such changes are beneficial and appropriate for each jurisdiction within the Territory and reasonable in cost, and the Territory Rights Holder shall implement those changes that are agreed with Grand Havana Room. It is understood that in addition to other matters, the standard operating policies will specify design, decoration and decor of Grand Havana Room, the type and layout of equipment, minimum hours of operation, menus, design and colors of all materials and uniforms, standards of service, standards of sanitation, and in general, will govern all other matters which in Grand Havana Room's judgment requires standardization in all Grand Havana Rooms. Territory Rights Holder shall not vary any of such standard operating policies and procedures without Grand Havana Room's prior written consent. In the event variance is reasonable, on account of local customs, conditions or otherwise, Grand Havana Room will not unreasonably withhold consent.

5.2 ACCOUNTING METHODS. Territory Rights Holder shall use the method of accounting designated by Grand Havana Room including the statements and reports as are required by Grand Havana Room. Territory Rights Holder shall furnish to Grand Havana Room copies of the statements and reports required of Territory Rights Holder by Grand Havana Room, including but not limited to, complete monthly operating statements and quarterly balance sheets. Nothing herein contained shall obligate the Territory Rights Holder to employ any accounting treatment or procedures that are not standard in the territory.

5.3 FUTURE GRAND HAVANA ROOM. Territory Rights Holder shall advise Grand Havana Room as soon as possible as to proposals for locations to establish future Grand Havana Rooms.

5.4 INSPECTIONS BY GRAND HAVANA ROOM. Grand Havana Room and its authorized agents upon reasonable advance notice, and in a manner that is not disruptive to the business or operation of the Territory Rights Holder shall be permitted to inspect the premises, and audit the books and records of any Grand Havana Room at any time and from time to time during normal business hours. All records relating to gross sales, including cash register tapes shall be preserved for a minimum of three years and for such additional period as may be required by law. If any inspection reveals an error by more than 10%, the cost of the audit shall be borne by Territory Rights Holder.

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5.5  REQUIRED ESTABLISHMENT OF GRAND HAVANA ROOM. If the Territory Rights Holder
(i) fails to meet the development schedule set forth in the preceding paragraph, or (ii) after opening at least nine (9) Grand Havana Rooms, allows the closure of one or more Grand Havana Rooms such that the total number is less than nine
(9), and if in either case such delay or closure continues for at least six (6) months, then the rights of the parties under this Agreement are subject to modification as provided in the following sentence. Upon the occurrence of an event as specified in clause (i) or (ii) of the preceding sentence after the expiration of the grace period, Grand Havana Room shall notify Territory Rights Holder of its intention to impose the penalty specified in this Section 5.5. Thereafter, unless the reasons for delay or closure is force majeure or another cause reasonable beyond the control of Territory Rights Holder. Territory Rights Holder shall within six month (6) after receipt of such notice either open or reopen the locations specified in the notice from Grand Havana Room, or Territory Rights Holder shall forfeit all rights to establish a Grand Havana
Room in any jurisdiction in the Territory in which it has not yet established a Grand Havana Room prior to notice from Grand Havana Room. Such forfeiture shall not affect the Territory Rights Holders payment, reporting and other obligations under this agreement with respect to the already opened Grand Havana Rooms.

Nothing herein contained shall obligate the Territory Rights Holder to continue to keep open any Grand Havana Room in any of the Territories if such opening is prevented by any act of god, fire, flooding or other catastrophes, any changes in any law and insurrection riots or civil disturbance or other causes beyond the reasonable control of the Territory Rights Holder. Failure by the Territory Rights Holder to open for any of the above reasons for any period of time shall not be a default.

It is understood and agreed that section 8.1 shall not apply to the obligation to open locations, and the penalty imposed under this section 5.5 shall be Grand Havana Room's exclusive remedy for such failure to open or maintain Grand Havana Room locations, and that the loss of one or more locations shall not affect the Territory Right Holder's exclusive rights in any other locations. Territory Rights Holder shall have the right to substitute an opening of a Grand Havana Room in any location.

                          SERVICES OF GRAND HAVANA ROOM

6.1 OBLIGATIONS OF GRAND HAVANA ROOM DEVELOPMENT, TRAINING AND ARCHITECTURAL SERVICES. Grand Havana Room shall be required to provide comprehensive development and training services to the Territorial Rights Holder in connection with the opening of the first and all subsequent Grand Havana Rooms opened in the territories by the Territorial Rights Holder. Such services will be provided to the Territorial Rights Holder in the U.S.A at one of the operating Grand Havana Rooms. Territory Rights Holder shall be entitled to send up to five (5) trainees per Grand Havana Room for training. Grand Havana Room warrants that it has sufficient facilities to handle all the Territory Right Holder's training requirements based on the schedule of proposed openings. Grand Havana Room, at it own costs, will provide its architect and space planner for a reasonable period of time to design

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the interior, as per Territorial Rights Holder's requirements for each location.
At the option of the Territorial Rights Holder such architectural and space planning services will be provided at the location of the Grand Havana Room. Territorial Rights Holder shall be liable for all travelling and hotel and other expenses of the architect, but not the architect's professional fees, and such architect will not be responsible for supervising construction. With respect to all facilities subsequently opened, Grand Havana Room will make its architect and space planner available as consultants to the architect utilized by the Territorial Rights Holder at no cost. If required by the Territorial Rights Holder, Grand Havana Room will send its architect to the Territory to perform the services set forth above at the expense of the Territorial Rights Holder. Grand Havana Room shall have the right to approve any such plans prepared by the Territorial Rights Holder's architect or space planner. Grand Havana Room's architect shall in considering the approvals of such plans recognize local custom and architectural needs and preferences.

    Grand Havana Room shall provide Territory Rights Holder with Grand Havana Room's private label cigars in such reasonable amounts as may be available at any given time. Territory Rights Holder recognizes that cigars are in short supply and Grand Havana Room does have its own outlets to supply. Grand Havana Room will in good faith allocate a supply of its private label cigars to Territory Rights Holder. Grand Havana Room will also provide Territory Rights Holder with a catalogue of all its merchandise as and when it is available and will supply Territory Rights Holder with all merchandise ordered within its standard delivery time. All prices charged to Territory Rights Holder for cigars and merchandise will be at its standard customary wholesale prices and standard credit terms, provided that if Grand Havana Room supplies such items to other and any other purchasers at lower price, Territory Rights Holder shall also be charged the lowest price.

6.2 FIXTURES, EQUIPMENT AND SIGNS. Grand Havana Room shall specify and make available to Territory Rights Holder designs, specifications, layout and sources for all fixtures, equipment and signs necessary for the establishment of such Grand Havana Room.

6.3 INSURANCE. Territory Rights Holder shall obtain through its brokers and agents and companies of its choosing, on behalf of Territory Rights Holder, insurance coverage equivalent to similar type businesses in the Territory reasonably necessary to protect Grand Havana Room. Grand Havana Room does not intend to imply that such insurance coverage is sufficient to meet each and every need of Territory Rights Holder and Territory Rights Holder is encouraged to secure on its own behalf any insurance that it may deem necessary or as is required by law.

    Territory Rights Holder shall indemnify Grand Havana Room and hold it harmless from any act or omission of Territory Rights Holder, and Territory Rights Holder shall arrange for Grand Havana Room to be named as an additional insured in all liability policies issued in regard to any Grand Havana Room in the Territory.



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6.4  DISCLOSURE OF PROCEDURES. Grand Havana Room will disclose to Territory
Rights Holder its standard operating policies and procedures and in connection therewith will furnish copies (to the extent they exist) of its operating manual, its standard forms, designs and layouts to Territory Rights Holder.

6.5 IMPROVEMENTS. All improvements made by Grand Havana Room in its products, procedures or designs will be made available to Territory Rights Holder.

                             RELATIONSHIP OF PARTIES

7.1 INDEPENDENT CONTRACTOR RELATIONSHIP. At all times pertaining to any activities related to this Agreement, Territory Rights Holder shall be deemed independent contractors. No employee of Territory Rights Holder or of its operating rights holders shall be deemed to be an employee of Grand Havana Room and nothing herein contained shall be construed as to create a partnership, joint venture, agency nor any other business relationship other than independent contractor. Neither party hereto shall be liable for debts or obligations other than their own.

7.2 RECIPROCAL RIGHTS. During the term of this Agreement, each of the members of each Grand Havana Room owned or licensed by either of the parties hereto shall have reciprocal privileges to use all of the other Grand Havana Rooms owned or licensed by the other party.

                               REMEDIES FOR BREACH

8.1 COMPLETE PERFORMANCE REQUIRED. If Territory Rights Holder does not comply with the strict performance of all the terms of this agreement as provided for herein and such deviation is severe, Grand Havana Room shall send a notice of Territory Rights Holder's failure to comply and shall allow Territory Rights Holder a reasonable period of time to do so, not to exceed ninety (90) days. If such compliance continues after such ninety (90) day notice or Territory Rights Holder cannot cure any such non-compliance then Grand Havana Room shall have the option to declare this a default under paragraph 8.2 unless the ability to cure is due to force majeure or other cause beyond the reasonable control of Territory Rights Holder. The provisions hereof do not apply to any failure to make payments by Territory Rights Holder under the provisions of paragraph 4.2 and 4.3. The parties agreed that failure to open or maintain any Grand Havana Room locations shall be governed by section 5.5 of this Agreement and not by section 8.1.

8.2 DEFAULT. If Grand Havana Room shall have declared a default in accordance with Section 8.1 or as a result of Territory Rights Holder's failure to make payments under 4.2 and 4.3 hereof, or if bankruptcy, debtor or insolvency proceedings are commenced by or against Territory Rights Holder, or if Territory Rights Holder makes an assignment for the benefit of creditors, or if a receiver is appointed or an attachment or keeper is placed in possession of the business or assets of Territory Rights Holder, or if Territory Rights Holder

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transfers its business in violation of Section 10.1 of this Agreement, then in addition to all other remedies it may have at law or in equity, Grand Havana Room at its election may declare this Agreement terminated.

8.3 NON-WAIVER. A waiver by Territory Rights Holder of any condition or term of this Agreement shall not be deemed to be a waiver of any other or subsequent default or breach.

                                   TERMINATION

9.1 EFFECT OF TERMINATION. Upon termination of this Agreement, as to one or more locations whether by lapse of time, default or other causes, Territory Rights Holder shall be entitled to continue the exclusive use of Grand Havana Room's trade name, trade secrets and procedures as to all or any of the Grand Havana Rooms already opened pursuant to this Agreement which have not been terminated by lapse of time, default or other causes. In the event of termination of this Agreement as to any location, the Territory Rights Holder shall forfeit all of its rights as to that location and Territory Right Holder shall forthwith discontinue in that location all use of Grand Havana Room's trade names, trade secrets and procedures and shall remove from its own facilities all signs, decor and decoration characteristic of Grand Havana Room operations and shall not thereafter operate or do business under any name or in any manner that might tend to give the general public the impression that it is dispensing, selling or serving any of Grand Havana Room's products.

    Expiration or termination of this Agreement shall be without prejudice to the rights of Grand Havana Room against Territory Rights Holder, nor shall such expiration and termination relieve Territory Rights Holder of any of its obligations to Grand Havana Room existing at the time of the expiration or termination.

                                   ASSIGNMENT

10.1. WRITTEN CONSENT. Except as otherwise permitted in Section 3 hereof, no part of this Agreement shall be assigned either voluntarily or by operation of law, without the prior written consent of Grand Havana Room, except as hereinafter set out. Grand Havana Room shall not unreasonably withhold such written consent. Such withholding shall not be deemed to be unreasonable in the event the proposed assignee does not, in the opinion of Grand Havana Room, qualify in all respects as a Territory Rights Holder in the first instance.

10.2. ASSIGNMENT BY GRAND HAVANA ROOM. This Agreement shall inure to the benefit of the successors and assigns of Grand Havana Room.

10.3. CHANGE IN CONTROL. Subject to section 3 of this Agreement, attached hereto as Schedule "A" is a list of the owners of Territory Rights Holder. Any transaction resulting

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in a change in the majority control of the Territory Rights Holder shall be deemed an assignment under this Agreement.

                                NATURE OF RIGHTS

11.1 LIMITATIONS. The Territory rights granted hereby constitute rights to use "Grand Havana Room" trade name, good will, and standard operating policies and procedures of said Grand Havana Room and to benefit from the trade secrets of Grand Havana Room in the Territory. Nothing herein contained shall be construed so as to authorize or permit the use by Territory Rights Holder of such trade name, good will, standard operating procedures and/or trade secrets within any other region of the world, or for any purpose other than specifically granted in this Agreement.

    It is expressly agreed that ownership of all rights, title and interest in and to said trade name, good will, standard operating policies and procedures and trade secrets is and shall remain vested solely in Grand Havana Room.

11.2 SOLICITATION OF PERSONNEL. It is agreed that during the effective term of this agreement, each of the parties hereto shall not seek to employ or employ any person who is at the time employed by the other, and neither party shall directly or indirectly induce any such person to leave his or her employment as aforesaid.

                            INTEGRATION OF AGREEMENTS

12.1 ATTACHMENTS, REPRESENTATIONS AND PRIOR AGREEMENTS. This Agreement and the attached Exhibits and such other documents as are executed contemporaneously herewith, shall be constructed together and constitute the entire agreement between the parties and supersede all prior negotiations, understandings and agreements. Territory Rights Holder acknowledges that it has entered in to this Agreement as a result of its own independent investigation and not as a result of any representations of Grand Havana Room, its agents, officers or employees.

                                     NOTICES

13.1 MAILING ADDRESSES. Any notice required or permitted shall be in writing and shall be delivered by registered or certified mail, return receipt requested, or air express, for the protection of both parties. Any notice to Grand Havana Room shall be addressed to it in care of Grand Havana Room at 1990 Westwood Blvd., Los Angeles, CA 90025, with a copy to Harry Shuster at 1990 Westwood Blvd., Los Angeles, CA 90025. Any notice to Territory Rights Holder, shall be addressed to it at Workington Tower, Suite 901, 78 Bonham Strand East, Sheung Won, Hong Kong. Either party may designate another address at any time by appropriate written notice.



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                                  DIVISIBILITY

14.1 Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part or parts, or portion which may, for any reason be hereafter declared invalid.

                                   DEFINITIONS

15.1 GROSS SALES. The term "gross sales" as used herein shall include the entire gross receipts received by Territory Rights Holder of every kind and nature made in, or from all Grand Havana Rooms operating by Territory Rights Holder by virtue of this Agreement whether upon credit or for cash, in every department operating in or from said facilities, whether operated by a lessor, lessee, or sublessee or sublessees, or by a concessionaire or concessionaires, excepting therefrom any rebates and/or refunds to patrons and the amount of all sales taxes or similar tax receipts which have to be accounted for to any governmental agency. The term "gross sales" shall not include sales from automatic vending machines nor from public telephones.

                                 INTERPRETATION

16.1 CAPTIONS. This Agreement shall be interpreted in accordance with the laws of the State of California. The captions and headings of the various sections and paragraphs are for convenience only and shall not affect the construction or interpretation of this Agreement.

                                   ARBITRATION

17.1 AMERICAN ARBITRATION ASSOCIATION. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be submitted to arbitration at Los Angeles, California, in accordance with the Rules of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof. In the case that either party should have to sue to collect or enforce its agreements, the prevailing party will be entitled to attorneys' fees and costs.


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                             GRAND HAVANA ENTERPRISES, INC.,
                             a Delaware corporation


                             By: /s/ Harry Shuster
                                 -----------------------------------
                                 Harry Shuster, President


                             GRAND HAVAVA ROOM (ASIA) HOLDINGS


                             By: /s/
                                 -----------------------------------

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                                   SCHEDULE A


                   Owners of Grand Havana Room (Asia) Holdings


        Mr. Lu-Yen Wang
        Mr. Joseph King
        Mr. Ambrose King, Jr.

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